UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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CONTEXTLOGIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2021

ContextLogic Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39775	27-2930953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Sansome Street 40th Floor

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 432-7323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	WISH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On May 11, 2021, the Board of Directors (the “Board”) of ContextLogic Inc. (the “Company”) approved the separation of the roles of chair and chief executive officer and appointed Jacqueline Reses, a current member of the Board, as Executive Chair, effective the date of approval. Mr. Szulczewski, the Company’s founder and Chief Executive Officer, will continue in his role as Chief Executive Officer and as a member of the Board. In connection with Ms. Reses’ appointment as Executive Chair, she resigned from the Board’s compensation committee.

In connection with her appointment as Executive Chair, the Board approved and the Company entered into an offer letter with Ms. Reses (the “Offer Letter”) providing for an annual base salary of $35,000, the grant of 828,500 service-based RSUs (the “Reses RSUs”), and the grant of 828,500 performance-based RSUs (the “Reses PSUs”). The Reses RSUs will be eligible to vest over 3 years based on Ms. Reses’ continuous service with the Company, either as Executive Chair or another senior executive-level position. The Reses PSUs will be eligible to vest based on the Company’s achievement on May 15, 2023 of a stock price multiple from its closing stock price on April 20, 2021 (with a maximum level of achievement/vesting of 200%), subject to Ms. Reses’ continued service with the Company, either as Executive Chair or another senior executive-level position through such date. In the event of the Company’s change in control prior to May 15, 2023, achievement of the stock price multiple will be determined at the time of such change in control based on the change in control value; however, the vesting of such portion of the Reses PSUs (the “CIC PSUs”) will be subject to Ms. Reses’ continuous service through May 15, 2023. Notwithstanding the foregoing, if Ms. Reses is subject to a termination without cause or she resigns with good reason in connection with or following such change in control (and prior to May 15, 2023), 100% of the CIC PSUs will accelerate and vest.

Further, as part of the Offer Letter, the Company entered into a severance and change in control agreement with Ms. Reses, which became effective upon her appointment, pursuant to which Ms. Reses will be eligible to receive a lump sum cash payment equal to six months of her base salary, an additional lump sum cash payment equal to six months of her benefit premiums, and 12 months accelerated vesting of her time-based equity awards if she is terminated by the Company without cause or she resigns for good reason, and such termination is not in connection with the Company’s change in control. In the event her termination without cause or resignation for good reason is within three months prior to or 12 months after a change in control, she will be eligible to receive a lump sum cash payment equal to 12 months of her base salary, an additional lump sum cash payment equal to 12 months of her benefit premiums, and full acceleration of her time-based equity awards. The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The Company filed a press release to announce the separation of the roles of chair and chief executive officer and Ms. Reses’ appointment, which is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Offer Letter, dated May 11, 2021, by and between the Company and Jacqueline Reses

99.2	Press release issued by ContextLogic Inc. on May 12, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2021

ContextLogic Inc.

By:	/s/ Rajat Bahri
Rajat Bahri
Chief Financial Officer Principal Financial Officer

Exhibit 99.1

One Sansome St. 40th Floor

San Francisco, CA 94104

hr@wish.com

May 11, 2021

Jacqueline D. Reses

680 Manzanita Way

Woodside, CA 94062

Dear Jackie:

ContextLogic Inc. (the “Company” or “Wish”) is pleased to offer you employment in our San Francisco office, on the following terms:

1.

Position and Start Date. Your initial title will be Executive Chairperson. This is a full-time position. In this position, you will be expected to perform such duties and exercise such responsibilities as are assigned from time-to-time. In carrying out these duties and responsibilities, you shall comply with all policies, procedures, rules and regulations, both written and oral, as are provided by the Company from time-to-time and to carry out said duties and responsibilities in a diligent, faithful and honest manner. Your employment start date with the Company will be May 12, 2021.

2.

Compensation. The Company will pay you a starting base salary of $35,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and procedures in effect from time to time.

3.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including our group health insurance plan, in accordance with the applicable plan documents and policies. The Company reserves the right to modify or discontinue such benefit plans in its sole discretion. In addition, you will be eligible to participate in the Company’s paid time off policy, as in effect from time to time. A copy of the current paid time off policy will be provided to you upon hire and any subsequent versions will be posted on the Company’s wiki/intranet.

4.

Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of 828,500 Restricted Stock Units (“RSUs”). The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2020 Equity Incentive Plan (the “Plan”), as amended, your Notice of Restricted Stock Unit Award, and the applicable Restricted Stock Unit Agreement, which will all be distributed to you as soon as practicable after your employment start date and the RSU grant date. The RSUs will vest over time based on your continuous service with the Company, with 33.33% of the RSUs vesting on May 15, 2022, and an additional 1/8th of the remaining RSUs vesting on each Company Vesting Date thereafter, provided that you remain in continuous service as the Company’s Executive Chairperson (or such other senior executive-level position, as determined by the Board, in its sole discretion) through each such Company Vesting Date. “Company Vesting Date” means February 15th, May 15th, August 15th, or November 15th.

5.

Performance Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of 828,500 performance-based Restricted Stock Units (“PRSUs”). The PRSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2020 Equity Incentive Plan (the “Plan”), as amended, your Notice of Performance-Based Restricted Stock Unit Award, and the applicable Performance-Based Restricted Stock Unit Agreement, which will all be distributed to you as soon as practicable after your employment start date and the PRSU grant date. The PRSUs will be eligible to vest based on achievement of a Stock Price Multiple, as described in the table below, on May 15, 2023, subject to your continuous service as the Company’s Executive Chairperson (or such other senior executive-level position, as determined by the Board, in its sole discretion) through such date. “Stock Price Multiple” means a multiple, stated as a percentage, of the Company’s closing stock price on April 20, 2021.

Stock Price Multiple US($)*	Portion of PRSUs Eligible to Vest**
<149%	0%
149%	25%
178%	50%
207%	100%
236%	125%
265%	150%
≥298%	200%

*

Achievement of the Stock Price Multiple to be determined by utilizing the 30 day average closing price of the Company’s Common Stock as reported on Nasdaq during the 30 calendar days immediately preceding May 15, 2023; subject to adjustment in the manner set forth in Section 9 of the Plan upon the occurrence of events specified therein.

**	Straight-line interpolation to be applied between each applicable Stock Price Multiple once the minimum achievement level of 149% is attained.

In the event of a change in control of the Company prior to May 15, 2023, and provided you remain in continuous service as the Company’s Executive Chairperson (or such other senior executive-level position, as determined by the Board, in its sole discretion) through such change in control, achievement of the Stock Price Multiple applicable to the PRSUs will be determined upon the change in control based on the per share price of the Company’s Common Stock for such change in control (and for the avoidance of doubt, all PRSUs for which achievement is not attained at the time of the change in control will be forfeited to the Company); provided, however, that such PRSUs for which achievement has been determined to be met at the time of the change in control (the “CIC PRSUs”) will remain subject to the original May 15, 2023 vesting date and your continued service as the Company’s Executive Chairperson (or such other senior executive-level position, as determined by the Board, in its sole discretion) through such date, as described above. For example, if the Company is subject to a change in control on May 15, 2022 and the per share price of the Company’s Common Stock in such change in control is 300% of the Company’s closing stock price on April 20, 2021, then the CIC PRSUs will be equal to 200% of the PRSUs.

Notwithstanding the foregoing, in the event you are subject to an involuntary termination (as defined in the Executive Severance and Change in Control Agreement, as further described below) in connection with or following such change in control and prior to May 15, 2023, 100% of the CIC PRSUs will vest in their entirety upon your involuntary termination.

6.

Executive Severance and Change in Control. Attached as Exhibit A is the Executive Severance and Change in Control Agreement, pursuant to which you will be eligible for certain severance and acceleration benefits in connection with certain qualifying terminations of your employment with the Company.

7.

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B. We also want to make clear that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary information of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. By signing this agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prevent you from performing your duties for the Company.

8.

Conflicts of Interest. During your employment, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest (this includes any other full-time employment arrangements); provided, however, that you may continue to provide services and/or continue to engage in the current business activities that you list on Exhibit C hereto during your service as the Company’s Executive Chairperson. During your employment with the Company, you may request (and submit to Wish for approval) an Outside Activity Disclosure Form from hr@wish.com to disclose any other outside employment, business, or activity in which you intend to engage during employment with Wish. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible for complying with Wish’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

9.

Employment Relationship. Employment with the Company is at-will. This means that you have the right to resign and the Company has the right to terminate your employment at any time, for any or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This, along with the Confidential Information and Invention Assignment Agreement, is the full and complete agreement between you and the Company on this term. Although your job duties, title, responsibilities, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

10.	Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.

Interpretation, Amendment and Enforcement. This letter agreement and the accompanying exhibits, including the Confidential Information and Invention Assignment Agreement, along with documents related to your equity grants, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior between you and the Company. This letter agreement may only be amended by an authorized officer of the Company.

12.

Arbitration of Disputes. The Company and I mutually consent to the resolution by arbitration, under the applicable rules of JAMS (which are available at jamsadr.com, or from the Company upon my request), of all claims (common law or statutory) that the Company might have against me, or that I may have against the Company, its affiliated companies, the directors, employees or agents of any such company, and all successors and assigns of any of them. The Company and I waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this arbitration agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which I rendered services to the Company. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this arbitration agreement. I waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this arbitration agreement prevents me from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency. This arbitration agreement shall remain in effect notwithstanding the termination of my association with the Company. To opt-out of this paragraph, you must complete an opt-out form prior to your start date. Please email hr@wish.com for the form.

13.

Contingencies. This offer is contingent upon proof of identity and work eligibility, which must be submitted to the Company within 72 hours of your start date. Your continued employment with the Company is contingent upon you remaining authorized to work in the United States for Wish. The Company reserves the right to conduct background, credit and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such background, credit and/or reference checks.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed exhibit, and returning them to me. This offer, if not accepted, will expire at the end of day on May 11, 2021.

Very truly yours,

CONTEXTLOGIC INC.

/s/ Piotr Szulczewski

Piotr Szulczewski
CEO

Enclosures

I have read and accept this employment offer:

Jacqueline D. Reses

Name

/s/ Jacqueline D. Reses
Signature

5/11/2021

Date (MM/DD/YYYY)

EXHIBIT A

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

CONTEXTLOGIC INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Jacqueline D. Reses (the “Executive”) and ContextLogic Inc., a Delaware corporation (the “Company”), effective as of the date specified in Section 1 below.

This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with the Company.

Certain capitalized terms are defined in Section 8.

The Company and Executive agree as follows:

1.    Term. This Agreement shall become effective on May 12, 2021 (the “Effective Date”). Unless terminated sooner pursuant to Section 6(a), this Agreement will terminate automatically on the third anniversary of the Effective Date.

2.    Severance Benefits.

(a)    Termination Not Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs more than three months prior to a Change in Control (if any) or more than twelve months after a Change in Control and Executive satisfies the conditions described in Section 2(c) below, then Executive shall be entitled to the following severance benefits: (i) a lump-sum cash severance payment equal to six months of Executive’s Base Salary, (ii) an additional lump-sum cash payment equal to six months of Executive’s benefits premiums, and (iii) unless the Company provides otherwise when an equity award is granted, the unvested portion of each outstanding time-based equity award that Executive holds as of the Involuntary Termination that would have vested during Executive’s completion of an additional twelve months of employment following the Involuntary Termination will vest and, if applicable, become exercisable. In the case of equity awards subject to performance conditions, whether such awards are eligible for acceleration in connection with such an Involuntary Termination will be determined at the time of grant of the equity award and set forth in the applicable equity award agreement.

(b)    Involuntary Termination Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs within three months prior to, or twelve months following, a Change in Control and Executive satisfies the conditions described in Section 2(c) below, then Executive shall be entitled to the following severance benefits: (i) a lump-sum cash severance payment equal to twelve months of Executive’s Base Salary, (ii) an additional lump-sum cash payment equal to twelve months of Executive’s benefits premiums and (iii) unless the Company provides otherwise when an equity award is granted, one hundred percent of the unvested portion of each outstanding time-based equity award that Executive holds as of the Involuntary Termination will vest and, if applicable, become exercisable. In the case of equity awards subject to performance conditions, whether such awards are eligible for acceleration in connection with such an Involuntary Termination will be determined at the time of grant of the equity award and set forth in the equity award agreement. For avoidance of doubt, if Executive is subject to an Involuntary Termination that occurs within three months prior to a Change in Control, the portion of Executive’s then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to clause (iii) will remain outstanding for three months or the occurrence of a Change in Control, whichever is sooner, so that any additional benefits due pursuant to clause (iii) may be provided if a Change in Control occurs within three months after Executive’s Involuntary Termination, provided that in no event will any of Executive’s stock options remain outstanding beyond the option’s maximum term to expiration. If a Change in Control does not occur within three months after an Involuntary Termination, any unvested portion of Executive’s equity awards that remained outstanding following Executive’s Involuntary Termination will immediately and automatically be forfeited.

(c)    Preconditions to Severance and Change in Control Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2, Executive shall execute and allow to become effective the Company’s then-standard general release of claims, comply with the Executive’s continuing obligations (including the return of Company property) to the Company, and, if requested by the Company, immediately resign from all positions Executive holds with the Company, including as a member of the Company’s Board of Directors and as a member of the board of directors of any subsidiaries of the Company. Executive must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2. All such benefits will be paid or provided within 60 days after Executive’s Termination Without Cause or Involuntary Termination, as applicable, or if later on the date a Change in Control occurs. If such 60 day period spans calendar years, then payment will in any event be made in the second calendar year.

3.    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

4.    Section 280G. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.

5.    Company’s Successors. Any successor to the Company to all or substantially all of the Company’s business and/or assets (whether pursuant to a Change in Control, direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6.    Miscellaneous Provisions.

(a)    Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)    Death of Executive. In the event of Executive’s death following a qualifying termination of employment pursuant to which the Executive is entitled to receive benefits pursuant to Section 2, but prior to the full payment thereof, such unpaid amounts will remain payable to the Executive, and all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms herein to the Executive’s estate.

(c)    Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)    Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.

(f)    Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to the Executive at the address that he or she most recently provided to the Company in accordance with this Subsection (e).

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.    At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

8.    Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a)    “Base Salary” means Executive’s annual base salary as in effect immediately prior to a Termination Without Cause or Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction or as in effect immediately prior to a Change in Control, whichever is greater.

(b)    “Cause” means (i) Executive’s willful and intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) Executive’s material breach of any agreement with the Company, (iii) Executive’s material failure to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) Executive’s gross negligence or willful misconduct, (vi) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors (other than as a result of having a disability that prevents Executive from performing the material duties required of a person holding the position with the Company for a period of at least 120 days) or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. In the case of clauses (ii), (iii) and (vii), the Company will not terminate Executive’s employment for Cause without first giving Executive written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by the Company).

(c)    “Change in Control” means:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Peter Szulczewski becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;

(ii)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)    The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)    Individuals who are members of the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Company’s board of directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any amount which is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d)     “Involuntary Termination” means either (i) a Termination without Cause or (ii) a Resignation for Good Reason.

(e)    “Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment after one of the following conditions has come into existence without Executive’s consent: (i) a material diminution in the nature or scope of Executive’s responsibilities, authority, powers, functions or duties within or to the Company (other than a change in title), (ii) a material reduction in Executive’s annual base salary or (iii) Executive’s required relocation to offices more than fifty (50) miles from Executive’s principal place of business.    In order to constitute a Resignation for Good Reason, Executive must give the Company written notice of the condition within

90 days after it comes into existence, the Company must fail to remedy the condition within 30 days after receiving Executive’s written notice and Executive must terminate his or her employment within 30 days after expiration of the cure period.

(f)    “Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

(g)    “Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause and not as a result of Executive’s death or disability.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year indicated below.

COMPANY

By:	/s/ Tanzeed Syed
Name:	Tanzeen Syed
Title:	Lead Independent Director
Date:	5/11/2021

EXECUTIVE

By:	/s/ Jacqueline D. Reses
Name:	Jacqueline D. Reses
Title:	Executive Chairperson
Date:	5/11/2021

Exhibit 99.2

WISH ANNOUNCES APPOINTMENT OF JACQUELINE RESES AS EXECUTIVE CHAIR

Company Strengthens Leadership with Former Square Executive

San Francisco, CA—May 12, 2021— ContextLogic Inc. (d/b/a “Wish”) (NASDAQ: WISH), today announced that the company has appointed veteran technology executive and current Wish board director Jacqueline Reses as Executive Chair. Wish Founder and CEO Piotr Szulczewski will continue to serve as Chief Executive Officer. Ms. Reses was most recently the Executive Chairperson of Square Financial Services LLC and Capital Lead at Square Inc. This new leadership structure, which separates the roles of chair and chief executive officer, will support the business in its next phase of global growth.

In this newly created role, Ms. Reses will remain on Wish’s Board of Directors as well as lead the company’s critical commercial functions including customer experience, brand communications, strategic partnerships and Wish’s organizational growth.

“Jackie has an incredible track record of driving commercial success while creating highly engaged, culture-driven work environments,” said Wish Founder and CEO Piotr Szulczewski. “We decided to split the chair and CEO roles to both strengthen our senior leadership as well as to accelerate our long-term growth strategies.”

Throughout her more than 25-year career, Ms. Reses has helped technology, ecommerce and high growth start-ups launch new products, markets and revenue streams. Prior to Square, Jackie was the Chief Development Officer at Yahoo where she ran partnerships, acquisitions and investments, significant corporate tax transactions, as well as human resources. She also served on the board of Alibaba Group where she helped steward the company’s transition from a private to public company. Ms. Reses began her career as a finance executive at Apax Partners, a global private equity firm and Goldman Sachs. She holds a B.S. in Economics with honors from the Wharton School of the University of Pennsylvania.

Currently, Ms. Reses serves on the board of directors of Pershing Square Tontine Holdings, Ltd. and Affirm Inc. She is also the Chair of the Economic Advisory Council of the Federal Reserve Bank of San Francisco.

“With a rapidly growing customer base in over 100 countries, Wish is at an important inflection point as we work to reimagine the future of ecommerce,” said Ms. Reses. “I am excited to partner with Piotr and the Wish team to deliver a broadening set of products and services to our passionate global community.”

About Wish

Founded in 2010 and headquartered in San Francisco, Wish is one of the largest and fastest growing global ecommerce platforms, connecting millions of value-conscious consumers in over 100 countries to more than half a million merchants around the world. Wish combines technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, and personalized shopping experience for its users. For more information about the company or to download the Wish mobile app, visit Wish mobile app, visit www.wish.com or follow @Wish on Facebook, Instagram and TikTok or @WishShopping on Twitter and YouTube.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding Wish’s outlook, priorities, strategic direction, expectations regarding the new Executive Chair role, and growth opportunities. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “guidance,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Further information on these and additional risks that could affect Wish’s results is included in its filings with the Securities and Exchange Commission (“SEC”), the Annual Report on Form 10-K filed with the SEC on March 25, 2021, and future reports that Wish may file with the SEC from time to time, which could cause actual results to vary from expectations. Any forward-looking statement made by Wish in this news release speaks only as of the day on which Wish makes it. Wish assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Investor Relations:

Dennis Walsh, Wish

ir@wish.com

Media contacts:

Glenn Lehrman, Wish

press@wish.com